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                                                                    Exhibit 99.1


Contacts:   David A. Slack, CFO - or          Beverly Twing
            Michael T. Perkins,               Investor Relations
            Manager of Investor Relations     Shelton Communications
            (708) 867-9600                    (972) 385-0286

             STRATOS LIGHTWAVE COMPLETES TSUNAMI OPTICS ACQUISITION

CHICAGO (February 5, 2002) - Stratos Lightwave, Inc., (NASDAQ: STLW) a leading supplier of optical subsystems and optical components, today announced that it has completed its previously announced acquisition of Tsunami Optics, Inc., based in Mountain View, California. Tsunami Optics develops and manufactures innovative fiber optic components and modules that enable the delivery of cost-effective bandwidth in metro communication networks. Tsunami's products include coarse wavelength division multiplexing (CWDM) modules, micro-lithographic optics, and micro-optic components.

Under the terms of the agreement, Tsunami became a wholly owned subsidiary of Stratos and the Tsunami shareholders received approximately 3.2 million shares of Stratos common stock. Stratos also assumed approximately $5.9 million of debt, plus certain expenses in connection with this transaction. Provided that Tsunami reaches certain financial performance goals during the twelve month period following the closing, an additional contingent payment of up to $18 million in Stratos common stock will be made in early calendar 2003. Stratos expects the transaction to be accretive for its fiscal year 2003, and this will not be dependent on Tsunami achieving the minimum financial performance goals necessary to begin earning the additional consideration. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization.

ABOUT STRATOS LIGHTWAVE

Stratos Lightwave, Inc. (NASDAQ: STLW) develops, manufactures and sells optical subsystems and components for high data rate networking, data storage, and telecommunications applications. These optical subsystems are used in local area networks (LANs), storage area networks (SANs), metropolitan area networks
(MANs), wide area networks (WANs), and central office networking in the telecommunications market. The company also designs, manufactures, and sells a full line of optical components and cable assemblies for use in these networks.

This press release contains predictions, estimates and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company's dependence on a few large customers; and competition. Other risk factors that may affect the Company's performance are listed in the Company's annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos Lightwave at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website:
www.stratoslightwave.com.
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